Exhibit 23

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-175120) of Diversified Restaurant Holdings, Inc. and Subsidiaries (the “Company”) of our reports dated March 13, 2015 relating to the consolidated financial statements and the effectiveness of the Company’s’ internal control over financial reporting, which appear in the Form 10-K filed March 13, 2015. Our report on the effectiveness of internal control over financial reporting expressed an adverse opinion on the effectiveness of the Company’s internal control over financial reporting as of December 28, 2014.

/s/BDO USA, LLP

Troy, Michigan
May 8, 2015